UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2004

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Isabella Street, Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 412-553-4707

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 29, 2004, Alcoa Inc. (the “Company”) entered into an agreement with William E. Leahey, Jr., who most recently served as Executive Vice President–Alcoa and Group President, Alcoa Packaging, Consumer, Construction and Distribution Group. Under the agreement, Mr. Leahey will provide transitional services to the Company until December 31, 2004, during which period he will continue to receive his current salary and benefits as an active employee. Effective January 1, 2005, his position with the Company will be eliminated, and from that date through May 31, 2005, he will be on an inactive status, eligible to receive the benefits, and to participate in the Company-sponsored programs, that are available to employees on a layoff status. Mr. Leahey will be entitled to receive severance benefits totaling $289,230, less applicable taxes, payable on June 1, 2005. Mr. Leahey will also be eligible to receive a 2004 incentive compensation award to be determined and paid in accordance with the terms and conditions of the program. Effective June 1, 2005, Mr. Leahey will retire from the Company and will begin receiving benefits under the applicable benefit plans and programs in accordance with their terms, including pension, savings and deferred compensation. In addition, beginning with the month following his retirement date, the Company will pay Mr. Leahey twelve monthly payments of $39,167, less applicable taxes, as consideration for limitations on his future employment and activities related to competition with the Company. Mr. Leahey agreed to release the Company from legal claims arising by reason of his employment by the Company and to maintain the confidentiality of proprietary information obtained during the course of his employment.

The foregoing summary of the agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the agreement. A copy of the agreement is attached hereto as Exhibit 10(aa) and is incorporated by reference into this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following is filed as an exhibit to this report:

10(aa)     Agreement between Alcoa Inc. and William E. Leahey, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Lawrence R. Purtell
Lawrence R. Purtell
Executive Vice President and
General Counsel

Dated: November 29, 2004

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EXHIBIT INDEX

Exhibit No.	Description
10(aa)	Agreement between Alcoa Inc. and William E. Leahey, Jr.

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